UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 24, 2018

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri	63025
(Address of principal executive offices)	(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 24, 2018, Peak Resorts, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with the stockholders of Snow Time, Inc., a privately held Delaware corporation (“Snow Time”), each named as a party thereto (collectively, the “Sellers”), pursuant to which, at the closing, the Company will acquire 100% of the outstanding capital stock of Snow Time held by the Sellers (the “Acquisition”). Upon consummation of the Acquisition, the Company will acquire the assets and businesses of Snow Time, including Liberty Mountain Resort, Roundtop Mountain Resort and Whitetail Resort, which are day and overnight drive ski resorts located in southern Pennsylvania serving the Baltimore and Washington, D.C. metropolitan areas. Such resorts include two 18-hole golf courses, a 115-room hotel and conference center and more than 20 food and beverage locations across the three resorts, among other amenities.

The aggregate purchase price payable by the Company is $76.0 million, comprised of $70.0 million payable in cash and the remainder payable in shares of the Company’s common stock with a value equal to $6.0 million, determined based on the average closing price of the common stock for the 20 trading days immediately preceding the closing of the Acquisition. The purchase price is subject to customary purchase price adjustments related to prepaid services, working capital and transaction expenses, as described in the Agreement. The purchase price will be increased in an amount equal to the dividends payable on the shares of common stock payable to the Sellers under the Agreement if the Acquisition closing occurs after the record date set in connection with the Company’s next common stock dividend, if any.

The Agreement contains customary representations, warranties and covenants of the Sellers and the Company. Until closing of the Acquisition, the Sellers are required to operate the business of Snow Time in the ordinary course and comply with certain other covenants regarding the business operations. Closing of the Acquisition is subject to customary closing conditions, including completion of satisfactory due diligence. The Company’s obligation to consummate the Acquisition is not subject to any condition related to the availability of financing. The parties intend to close the Acquisition on or about November 8, 2018, subject to extension upon mutual consent.

The Agreement contains mutual indemnification provisions pursuant to which the parties have agreed to indemnify the other from and against losses resulting from certain breaches of the Agreement, provided that the aggregate liability provided by the Sellers shall not exceed $7.6 million.

The Agreement contains termination rights for the Company and the Sellers, including if closing of the Acquisition does not occur on or before November 30, 2018, subject to mutual extension. The Company has agreed to pay the Sellers a fee of $650,000 upon termination of the Agreement (other than as a result of a breach by Sellers of their representations, warranties, covenants and agreements under the Agreement).

The foregoing description of the Agreement and the Acquisition is a summary only and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Agreement has been filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Sellers or their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Acquisition. The Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the parties in connection with the Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which information may or may not be fully reflected in the Company’s public disclosures.

In connection with the Company’s entry into the Agreement, the Company has entered into a commitment letter, dated as of September 20, 2018 (the “Commitment Letter”), with Cap 1 LLC (“Cap 1”), pursuant to which and subject to the terms and conditions set forth therein, Cap 1 has committed to provide a two-year senior secured term loan facility in the amount of $50.0 million (the “Term Loan”) to fund a portion of the cash consideration to be paid to the Sellers pursuant to the terms of the Agreement. The Term Loan will be secured by all real property on which the resorts acquired pursuant to the Agreement are located and improvements thereon, together with related rights. Interest on the Term Loan will be charged at a rate of 6.95% and be payable on a quarterly basis, subject to a 2.0% increase upon an event of default. Amounts due under the Term Loan may be prepaid without penalty. The Term Loan may be extended for an additional one-year period at the Company’s option. If extended, the Company has agreed to issue Cap 1 a warrant to purchase 666,667 shares of common stock, exercisable immediately at $7.50 per share (the “Extension Warrant”).

Pursuant to the terms of the Commitment Letter, the Company has agreed that as a condition to the funding of the Term Loan, it will exercise the existing option (the “Cap 1 Option”) to issue to Cap 1 an additional 20,000 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), along with additional warrants to purchase common stock, for an aggregate consideration of $20.0 million as provided by the terms of the Securities Purchase Agreement between the Company and Cap 1, dated as of August 22, 2016 (the “Cap 1 Agreement”). The Company intends to use the proceeds from the sale of the Series A Preferred Stock to fund the remainder of the cash portion of the Acquisition purchase price.

The terms of the warrants to be issued to Cap 1 pursuant to the exercise of the Cap 1 Option will be identical to those issued to Cap 1 pursuant to the Cap 1 Agreement and are exercisable for 12 years to purchase
(i) 1,538,462 shares of the Company’s common stock at $6.50 per share; (ii) 625,000 shares of common stock at $8.00 per share; and (iii) 555,556 shares of common stock at $9.00 per share, in each case, subject to adjustments. As consideration for the Term Loan and in lieu of fees, upon funding, the Company has also agreed to issue Cap 1 an additional warrant to purchase 1,750,000 shares of the Company’s common stock at $10.00 per share, which shall be immediately exercisable and expire ten years from the date of issuance. Cap 1 and its affiliates are currently the beneficial owners of approximately 40% of the Company’s common stock, which includes 5,898,668 shares issuable upon conversion of the Series A Preferred Stock and full exercise of the warrants currently held by Cap 1. Following the closing of the Acquisition, and assuming consummation of the transactions contemplated by the Term Loan, Cap 1 and its affiliates will be the beneficial owners of approximately 54% of the Company’s common stock, assuming full conversion of the Series A Preferred Stock and full exercise of all warrants held by Cap 1 (except for the Extension Warrant). The Company and Cap 1 are in discussions regarding a voting arrangement pursuant to which Cap 1 would be required, for a period of time following closing of the Acquisition, to vote a limited amount of its stock in accordance with the recommendations of the board of directors on matters submitted to a vote of the stockholders, subject to certain exceptions with respect to non-routine matters.

The funding of the Term Loan is contingent on the satisfaction of certain conditions, including (i) the execution and delivery of mutually acceptable loan documentation and satisfaction of other customary conditions for debt facilities of this type; (ii) the absence of any circumstance that could reasonably be expected to have a material adverse effect on Snow Time; (iii) satisfaction of the terms and covenants, including consent rights of the Company’s current lenders, under the Company’s existing debt agreements; (iv) consummation of the Acquisition in accordance with the Agreement; and (v) exercise of the Cap 1 Option by the Company. The Company is required to obtain shareholder approval to issue the additional shares of Series A Preferred Stock and warrants to Cap 1 pursuant to the Cap 1 Option exercise and the terms of the Commitment Letter, as required by the Nasdaq Listing Rules.

Cautionary Note Concerning Forward-Looking Statements

Certain information contained herein and in the exhibits that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan.” The forward-looking statements contained in this Current Report on Form 8-K include, without limitation, statements related to: the planned Acquisition of Snow Time and the timing and financing thereof, and the ability to meet closing conditions for the Acquisition and related financing. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; risks relating to the Term Loan financing, including the consent rights of lenders under the Company’s existing debt agreements and the need to obtain shareholder approval in order to issue Cap 1 the Series A Preferred Stock and various warrants in satisfaction of the terms of the Commitment Letter; terms and suitability of alternative financing sources, if needed; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Item 7.01.	Regulation FD Disclosure.

On September 24, 2018, the Company issued a press release announcing entry into the Agreement and the Acquisition contemplated thereunder. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Also on September 24, 2018, the Company disseminated an investor presentation which is intended to be a supplement to the press release announcing the proposed Acquisition. A copy of the investor presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information under this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
2.1*	Stock Purchase Agreement by and among Scott Romberger, Bradley Leber, and Robert Black, trustees of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor, as Sellers, and Peak Resorts, Inc., as Buyer, dated as of September 24, 2018.
99.1	Press Release of Peak Resorts, Inc., dated September 24, 2018.
99.2	Investor Presentation of Peak Resorts, Inc., dated as of September 24, 2018.

*Disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Stock Purchase Agreement as filed identifies such schedules and exhibits, including the general nature of their contents. The Company agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2018

PEAK RESORTS, INC. (Registrant)

By:	/s/ Christopher J. Bub
Name:	Christopher J. Bub
Title:	Chief Financial Officer